Exhibit 5.1



May 1, 2002

Sonic Jet Performance, Inc.
15662 Commerce Lane
Huntington Beach, CA 92649

Re:  Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Sonic Jet Performance, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to the registration of 13,731,103 shares of the Company's common stock, no par value.

As counsel on this matter, I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement on Form SB-2 and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock of the Company when issued in the manner set forth in the Registration Statement on Form SB-2 when it becomes effective will be validly issued, fully paid and non-assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 and the reference to our firm contained therein under "Legal Matters."

Very truly yours,

/s/ Catherine Basinger
Catherine Basinger, Esq.